Exhibit 4

FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Urges Clearwire Stockholders to Focus on Battle for Control of Sprint

HOUSTON, May 20, 2013—Crest Financial Limited, the largest of the independent minority stockholders of Clearwire Corporation (NASDAQ: CLWR), sent separate letters today to Clearwire stockholders and John W. Stanton, Chairman of the Clearwire Board, emphasizing that the contest for control of Sprint should be resolved before any definitive action on Clearwire. The focus of the stockholders’ attention should not be on what happens at the Clearwire special meeting on May 21 but rather on what will ultimately happen with the contest for Sprint in June.

In its letter to Clearwire stockholders, Crest stated that “Clearwire should not be locked up before the battle for control of Sprint is resolved. Clearwire is the key reason for the push by DISH and SoftBank to acquire control of Sprint. Letting Sprint gobble up Clearwire now would only transfer Clearwire’s value to Sprint. Conversely, keeping Clearwire in play while the contest for Sprint is pending drives both bidders for Sprint to focus on Clearwire. So long as Clearwire is not locked up, the winner of Sprint is not guaranteed Clearwire and the loser of Sprint is not precluded from making a play for Clearwire. In addition, a third player, like Verizon, could enter the contest for Clearwire.”

Crest continued: “The key is to preserve Clearwire as a freestanding company before the Sprint contest is settled, and then the real battle for Clearwire begins. Regardless whatever the Clearwire Board has done up to now, it needs to recognize this current dynamic and not compound error upon mistake by letting Sprint lock up Clearwire, at any price, prior to the determination of who will own Sprint.”

According to David Schumacher, General Counsel of Crest, “Clearwire is the crown jewel, and Sprint is only the intermediary. There is no reason to let Sprint lock up Clearwire before Sprint’s ownership is settled. The stockholders and Board of Clearwire should reject all offers from Sprint until the contest for Sprint is decided. Then the competition for Clearwire can begin in earnest between the winner or loser of Sprint, or another third party.”

In his separate letter to Clearwire Chairman Stanton, Mr. Schumacher urged the Clearwire Board not to accept any revised Sprint offer, not to postpone or adjourn Tuesday’s stockholder meeting, and not to consider any future offer for Clearwire that does not include adequate protections for minority stockholders. Mr. Schumacher stated: “Any attempt by Sprint to postpone or adjourn the vote or revise the deal will afford the Clearwire Board the opportunity to stop and start over, and use this time to pursue a competitive process that can protect minority stockholders and unlock the true value of Clearwire.”

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card, please call D.F. King & Co. at (800) 949-2583. The full letter can be found at http://www.dfking.com/clwr or http://www.bancroftpllc.com/crest.

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.